Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Natural Grocers by Vitamin Cottage, Inc.:

We consent to the use of our reports dated December 5, 2019, with respect to the consolidated balance sheets of Natural Grocers by Vitamin Cottage, Inc. and subsidiaries as of September 30, 2019 and 2018, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended September 30, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of September 30, 2019, incorporated herein by reference.

Our report dated December 5, 2019, on the consolidated financial statements as of September 30, 2019, includes an explanatory paragraph related to the Company’s change in method of accounting for revenue as of October 1, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado

December 5, 2019